                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
            AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)


                                           FISCAL YEAR ENDED
                        -----------------------------------------------------
                           1993       1994       1995       1996     1997
                        ---------  ---------  ---------  ---------  ---------
Interest expense......   $ 2,909     $2,836     $3,039     $ 2,771   $ 5,900

Estimated interest
  portion of rent
  expense.............       283        174        335         381       468
                         -------     ------     ------     -------   -------

Fixed charges.........   $ 3,192     $3,010     $3,374     $ 3,152   $ 6,368
                         -------     ------     ------     -------   -------
                         -------     ------     ------     -------   -------

Income (loss) before
  income taxes........  $(1,036)     $3,408     $5,966     $ 8,499   $(5,761)

Fixed charges.........    3,192       3,010      3,374       3,152     6,368

Less: interest
 charges capitalized..      (12)        (11)       (30)        (19)      (29)
                         -------     ------     ------     -------   -------

Earnings .............  $ 2,144      $6,407     $9,310     $11,632   $   578
                         -------     ------     ------     -------   -------
                         -------     ------     ------     -------   -------
Ratio of earnings to
  fixed charges(A)....       --         2.1x       2.8x        3.7x       --
                         -------     ------     ------     -------   -------
                         -------     ------     ------     -------   -------

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(A) Earnings were insufficient to cover fixed charges by $1,048 and $5,790 in fiscal years 1993 and 1997, respectively.